                            Exhibit 10.2
PERSONAL & CONFIDENTIAL
January 9, 2022
Michelle Turner
17 Elm Lane
Princeton, NJ 08540

Re: Offer of Employment
Dear Michelle:
Congratulations! I am pleased to offer you the position of Senior Vice President & Chief Financial Officer reporting to Christopher Kubasik, Vice Chair and Chief Executive Officer. This is an Executive Officer position based in Melbourne, FL commencing January 24, 2022, and your responsibilities will be as discussed.
Michelle, we believe you will make an outstanding contribution to the L3Harris organization, and as such, we have crafted a total rewards package for you, consistent with L3Harris’ executive compensation program design. The elements of this package include:
1)    An annual base salary of $750,000 payable bi-weekly. Base salaries are reviewed annually, with adjustments made subject to both business and personal performance.
2)    As an L3Harris executive, you will participate in the L3Harris Annual Incentive Plan (“AIP”) with a target opportunity equal to 100% of your base salary. Incentive awards are paid based on the achievement of pre-established, annual business operating metrics and the successful completion of personal performance objectives set during the annual performance management cycle. Incentive awards may range from 0% to 200% of target based on business and personal performance. Your participation in AIP will begin retroactively to the start of the 2022 performance year. To the extent earned, payouts are made by March 15th following prior year end, less applicable withholdings and deductions.
3)    Eligibility to receive annual equity awards granted by L3Harris under its 2015 Equity Incentive Plan (the “Plan”), with a target value of $2,500,000. The awards are granted in late February following the Board of Directors approval of annual equity awards to L3Harris executives. Once approved and accepted by you, the awards are subject to the applicable terms and conditions in effect at the time of the grant. Annual equity grants are performance-based and the award amount may vary from year-to-year. You will be eligible for annual equity grants beginning in 2022.
4)    A one-time cash sign-on bonus of $750,000 to offset foregone annual incentive, and to partially offset foregone equity compensation scheduled to vest on February 11, 2022 at your current employer. The sign-on bonus will be made less applicable deductions and withholdings, and payable within thirty (30) days from your start date.
5)    A one-time grant of 3-year cliff vest equity with an approximate grant date value of $2,700,000 USD to offset foregone equity compensation at your current employer. The grant will be comprised of 50% Restricted Stock Units (“RSUs”) and 50% Non-Qualified Stock Options. This award is subject to the applicable terms and conditions in effect at the time of the grant, and the award will be granted on the first New York Stock Exchange trading day during the month following your start date (if that trading day occurs within a Quiet Period as defined by L3Harris’ equity grant policy, the grant date will be the first trading day following the end of the Quiet Period).
6)    Eligibility to participate in the L3Harris Retirement Plan 401(k) with a company match equivalent to 100% of the first 6% of employee contributions. While you will be immediately eligible to participate in the plan up to individual plan contribution limits, company match contributions will only be made after one year of service.
7)    Eligibility to participate in the L3Harris Excess Retirement Savings Plan (“ERSP”) upon the next annual open enrollment period. This IRS non-qualified retirement plan preserves your ability to make pre-tax contributions, and receive employer match contributions (after one year of service) above the qualified IRS limits in accordance with the plan terms.
8)    Participation in health and welfare benefit plans, including qualified dependents as applicable. These plans include medical, prescription, dental, vision, life and short and long-term disability benefits. Coverage under these programs is effective, should you choose to participate, as soon as day one of employment with L3Harris.
9)    Relocation benefits to assist with your move from Princeton, NJ to the Melbourne, FL area. Benefits will include, but not be limited to home sale assistance; home purchase assistance; six months of temporary living accommodations; the packing and shipment of household goods; and a miscellaneous expense allowance payment of $10,000, less applicable taxes and other withholdings. Additional details regarding your relocation benefits will be provided under separate cover. In order to receive relocation benefits you must execute a Relocation Assistance Repayment Agreement.
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10)    This offer of employment is subject to the following conditions:
    Successful completion of L3Harris’ pre-employment drug and background screening, where permitted by law.
    Submission of all required documents and fully disclose, and provide copies where applicable, of any written or other agreements or understandings to which you are a party that relate to the protection of confidential, trade secret or proprietary information; non-competition restrictions; non-solicitation or no-hire prohibitions (employees or customers); and/or ownership of invention provisions. You affirm that your employment with L3Harris will not violate any such agreements or understandings.
    You provide proof of identity and employment eligibility, through completion of Form I-9, and demonstrate that you are lawfully able to work for L3Harris.
    Approval by the L3Harris Compensation Committee.
Step forward and join L3Harris as we build the future. I look forward to you joining the L3Harris team and am confident that you will make many significant contributions to the organization. Should you accept the terms of this offer, please sign and date below, and email a copy of this letter to me directly at the address below. We ask that you bring the original signed version with you on your first day of work.
Sincerely,
/s/ James P. Girard
James P. Girard
Vice President and Chief Human Resources Officer
L3Harris Technologies

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ACKNOWLEDGEMENT & ACCEPTANCE
By accepting this offer of employment, I acknowledge that I: (1) accept the terms and conditions of the offer; (2) understand that the offer constitutes the full, complete, and final agreement between you and L3Harris regarding the initial terms of my employment; and (3) understand that my employment with L3Harris is at-will and that the offer does not constitute a contract of employment or a guarantee of continued employment for any period.
Accepted and Agreed,
/s/ Michelle Turner        Date: January 9, 2022
Signature: Michelle Turner

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